EXHIBIT 99.1

Winland Electronics, Inc. Reports First Quarter 2010 Results

Mankato, Minn. / April 29, 2010 - Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced net sales of $4.5 million for the first quarter ended March 31, 2010, down $2.6 million, or 36.5 percent compared with the corresponding period in 2009.  The company reported a net loss of $539,000, or $0.15 per share versus a net loss of $125,000, or $0.03 per share in the comparable quarter in 2009.

EMS sales for the quarter totaled $3.7 million versus $6.4 million in the first quarter of 2009, a decline of 42.4 percent.  Factors negatively impacting sales during the current quarter versus the comparable quarter in 2009 were the completion of a large design engineering project with no similar offsetting project this year, the transition of Select Comfort from Winland and the decline in sales from our top three customers.  Net sales for Winland’s proprietary products segment for the quarter totaled $847,000, an increase of $118,000, or 16.2 percent from the comparable period in 2009.

“Winland continued to establish new customer relationships during the last few quarters, but during the first quarter, sales from these new customers ramped at a slower pace than expected,” said Thomas de Petra, President and Chief Executive Officer of Winland Electronics. “That said, Winland’s sales efforts and the broadening base of customer relationships we are establishing is consistent with our long-term strategy and shows considerable promise over the longer term.  We are also pleased with the growth in sales of our proprietary products, which continues to reflect our investment in sales and marketing of this segment of our business.”

Winland’s customer base includes companies in transportation logistics and fleet management, industrial, safety systems, instrumentation, medical and telecommunication.

The Company recorded an operating loss for the quarter of $525,000 versus an operating loss of $65,000 in the comparable quarter in 2009.  Gross margin totaled 9.2 percent versus 15.0 percent in the comparable period in 2009.

The Company’s EMS segment reported an operating loss of $46,000 in the first quarter of 2010 versus an operating profit of $652,000 in the comparable period of 2009.  Winland’s proprietary products segment operating income totaled $86,000 versus operating profit of $56,000 in the comparable period in 2009.  EMS gross margin was 2.1 percent; gross margin for the Company’s proprietary products was 40.1 percent.

“We continue to make progress in developing new customer relationships and in demonstrating that we are capable of a high level of performance, from on-time delivery to quality control,” de Petra said.  “Nevertheless, our customers continue to move cautiously in relation to manufacturing commitments.  While we see encouraging signs of strength in the economy, it’s clear that not all businesses are willing to commit to inventory levels that may overestimate demand.”

Management will host a conference call and webcast to discuss its first quarter 2010 results on Thursday, April 29, 2010, at 3:30 p.m. CT / 4:30 p.m. ET.

Call Details:

Date:  Thursday, April 29, 2010

Time: 3:30 p.m. CT / 4:30 p.m. ET

Call name:  Winland Electronics First Quarter Fiscal Year 2010 Conference Call

Dial-in number: 877-407-7184

Call Replay:

A replay of the conference call will be available from 5:00 p.m. CT / 6:00 p.m. ET on Thursday, April 29, 2010 through Thursday, May 6, 2010.  To access the replay, call 877-660-6853, using Account #336 and enter replay ID 345273.

Web Cast:
Winland will also host a webcast of the conference call on-line at www.winland.com. The webcast will be available until Thursday, May 27, 2010. To access the web cast, you will need to have the Windows Media Player on your desktop.  For a free download of the Media Player, visit http://www.windowsmedia.com/mediaguide/Downloads.

About Winland Electronics
Winland Electronics, Inc. (www.winland.com), an electronic manufacturing services (EMS) company, designs and manufactures custom electronic controls and assemblies primarily for original equipment manufacturer (“OEM”) customers, providing services from early concept studies through complete product realization. Markets served primarily include medical, industrial, transportation and scientific instrumentation.  In addition, the company designs and markets a proprietary line of environmental monitoring products to the security industry. These products monitor and detect critical environmental changes, such as changes in temperature or humidity, water leakage and power failures.  Headquartered in Mankato, MN, Winland trades on the NYSE Amex Exchange under the symbol WEX.

CONTACT:	Thomas J. de Petra	Jan Drymon
	President, Chief Executive Officer	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2881
jan@carideogroup.com

Cautionary Statements

Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to the following matters are forward looking statements; (i) that the Company is broadening its base of customer relationships consistent with its long-term strategy and shows considerable promise over the longer term; (ii) that the Company believes growth in sales of our proprietary products reflects its investment in sales and marketing of the segment; (iii) that the Company’s progress in developing new customer relationships and demonstration of its capability of high performance levels from on-time delivery to quality control will continue, and (iv) that the Company sees encouraging signs of the strength of the economy.  These statements involve a variety of risks and uncertainties, known and unknown, including among other risks that (i) the Company’s customer base will broaden in the long term; (ii) that the increase in sales and marketing expenses will not result in increased sales of the Company’s proprietary products; (iii) that the Company will not be able to continue to see progress in its new customer relationships and high performance levels; and (iv) that the encouraging signs in the economy are only temporary and in fact the economy is not recovering or is still unstable.  Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

-Tables Follow-

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Data)
(Unaudited)

	For the Three Months Ended March 31,
	2010	2009
Net sales	$4,544	$7,152
Cost of sales	4,127	6,076
Gross profit	417	1,076

Operating expenses:
General and administrative	460	626
Sales and marketing	377	368
Research and development	105	147
Total operating expenses	942	1,141

Operating loss	(525)	(65)

Interest Expense and Other:
Interest expense	(21)	(23)
Other income (expense), net	9	(15)
Total other expense	(12)	(38)

Loss before income taxes	(537)	(103)

Income tax expense	(2)	(22)
Net loss	$(539)	$(125)

Loss per common share:
Basic and diluted	$(0.15)	$(0.03)

Weighted-average number of common shares outstanding:
Basic and diluted	3,686,435	3,669,148

WINLAND ELECTRONICS, INC.
SEGMENT REPORTING

($ in thousands)	EMS	Proprietary	Other	Total
Three months ended March 31, 2010
Net sales	$3,697	$847	$-	$4,544
Gross profit	77	340	-	417
Operating income (loss)	(46)	86	(565)	(525)

Three months ended March 31, 2009
Net sales	$6,423	$729	$-	$7,152
Gross profit	762	314	-	1,076
Operating income (loss)	652	56	(773)	(65)

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands, Except Share Data)

ASSETS	March 31, 2010	December 31, 2009
	(Unaudited)
Current Assets
Cash	$-	$55
Accounts receivable, less allowance for doubtful accounts of $55
and $49, respectively	2,852	2,823
Refundable income taxes	1,021	1,023
Inventories, less allowance for obsolescence of $619 and
$562, respectively	3,865	3,039
Prepaid expenses and other assets	287	256
Total current assets	8,025	7,196

Property and equipment at cost	12,035	12,266
Less accumulated depreciation	(7,897)	(7,937)
Net property and equipment	4,138	4,329
Total assets	$12,163	$11,525

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Checks written in excess of bank balances	$123	$-
Revolving line of credit agreement	546	367
Current maturities of long-term debt	387	380
Accounts payable	1,922	1,132
Accrued expenses:
Compensation	504	369
Other	75	49
Total current liabilities	3,557	2,297

Long Term Liabilities
Long-term debt, less current maturities	600	699
Deferred revenue	120	122
Other long term tax liabilities	258	258
Total long-term liabilities	978	1,079

Stockholders' Equity
Common stock, par value $0.01 per share; authorized 20,000,000
shares; issued and outstanding 3,686,435 shares as of March 31, 2010 and December 31, 2009	37	37
Additional paid-in capital	5,034	5,016
Retained earnings	2,557	3,096
Total stockholders' equity	7,628	8,149
Total liabilities and stockholders' equity	$12,163	$11,525

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In Thousands of Dollars)
(Unaudited)
	For the Three Months Ended March 31,
	2010	2009
Cash Flows From Operating Activities
Net loss	$(539)	$(125)
Adjustments to reconcile net loss to net cash provided
by (used in) operating activities:
Depreciation and amortization	200	207
Non-cash stock based compensation	18	37
Increase in allowance for doubtful accounts	6	-
Loss (gain) on disposal of equipment	(6)	18
Changes in assets and liabilities:
Accounts receivable	(35)	36
Refundable income taxes	2	21
Inventories	(826)	224
Prepaid expenses	(31)	(50)
Accounts payable and checks written in excess of
bank balances	913	(275)
Accrued expenses, including deferred revenue and
other long term tax liabilities	159	121
Net cash provided by (used in) operating activities	(139)	214

Cash Flows From Investing Activities
Purchases of property and equipment	(9)	(30)
Proceeds from sale of property and equipment	6	7
Net cash used in investing activities	(3)	(23)

Cash flows From Financing Activities
Net borrowings on revolving credit agreement	179	33
Net principal payments on long-term borrowings,
including capital lease obligations	(92)	(121)
Net cash provided by (used in) financing activities	87	(88)

Net increase (decrease) in cash	(55)	103

Cash
Beginning	55	356
Ending	$-	$459

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$21	$23